Exhibit 99.1

Transocean Inc.
Post Office Box 2765
Houston TX 77252 2765

News Release

FOR RELEASE: April 9, 2007

TRANSOCEAN INC. GRANTED EXCLUSIVE MARKETING RIGHT
AND PURCHASE OPTION FOR TWO DRILLSHIPS

HOUSTON— Transocean Inc. (NYSE: RIG) today announced that its affiliate, Transocean Offshore International Ventures Limited (“Transocean”), has entered into an agreement with Pacific Drilling Limited (“Pacific Drilling”) providing Transocean with the exclusive marketing right for two currently unnamed deepwater drillships under construction, as well as an option to purchase a 50% interest in a joint venture company through which Transocean and Pacific Drilling would own the drillships. The two Samsung 10000 design drillships are currently under construction in Korea with expected delivery dates in 2009. Transocean anticipates providing construction advisory services during the period of the option, construction management services upon exercise of the option and operating management services once the drillships begin operations.

The exclusive marketing right and purchase option granted to Transocean by Pacific Drilling will terminate on November 30, 2007, but can be extended by four months. Transocean may elect to exercise the option in its sole discretion and anticipates exercising the option once it has secured a drilling contract or contracts of sufficient value. The purchase price for the 50% joint venture interest is 50% of the documented costs at the time of exercise. The closing of the transaction is conditioned on the satisfaction of customary closing conditions and the negotiation of definitive joint venture documents. The agreement with Pacific Drilling contemplates that, beginning three years after the closing, Pacific Drilling will have the right to exchange its interest in the joint venture for Transocean ordinary shares or cash.

Statements regarding the company’s anticipated exercise of the option and purchase of the joint venture interest, contract awards, drillship delivery dates and joint venture terms, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to inability to obtain contracts for the drillships, negotiate definitive agreements and satisfy closing conditions, Transocean’s discretion in exercising the option, construction project risks, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $23 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

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